                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-119412) and in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-64887) and related Prospectuses of Boston Scientific Corporation and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of Boston Scientific Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003 and of our report dated March 9, 2004 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Boston, Massachusetts
November 3, 2004